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                                                              EXHIBIT 10.66

                                           February 25, 2003

BY HAND DELIVERY

Dr. Scott M. Rocklage
Chairman & CEO
Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, MA 02421

     RE:  TRANSITION AGREEMENT

Dear Scott:

     This letter agreement documents the transition agreement between you and Cubist Pharmaceuticals, Inc. ("Cubist" or the "Company") regarding your transition from your dual position as Cubist's Chairman of the Board of Directors ("Chairman") and CEO to the position of Chairman. The Cubist Board of Directors (the "Board") highly commends you for your many years of dedicated and outstanding service to the Company, including the successful filing of its first NDA, and wishes to recognize and reward you for those important contributions. As agreed by you and the Board, it is in the best interest of the Company to retain your services as Chairman and to appoint me to the position of President & CEO, upon the following terms and conditions:

     1.   ANNOUNCEMENT OF TRANSITION.

     The Company will promptly upon execution of this Agreement announce your planned resignation as CEO, your continuation as Chairman, and my planned appointment as President & CEO.

     2.   EFFECTIVE DATE OF TRANSITION AS CEO.

     Your resignation as CEO will be effective immediately prior to the Company's Annual Meeting of Stockholders on June 10, 2003, as evidenced by your resignation letter to Dr. David Martin, Chairman of the Compensation Committee, executed this day and in the form attached as EXHIBIT A. At such time, I will be appointed President & CEO of the Company and will be introduced to the Company and its stockholders as such at the Annual Meeting.

     3.   EMPLOYMENT.

     You will remain Chairman and an employee of the Company through December 31, 2003, and you will receive your full salary and bonus through that date. The last day of your employment with the Company will be December 31, 2003.

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     4.   OTHER COMPENSATION.

     Subject to Section 9 of this Agreement, on January 5, 2004, you will receive a one-time Special Recognition Award in an amount equal to $440,000, in recognition of your many and significant contributions to the Company since June of 1994.

     After January 5, 2004, you will receive no compensation other than compensation paid to the Company's outside Directors, as long as you are serving as a Director or as Chairman. As long as you serve as Chairman your compensation package shall be two times what other Directors earn, both in terms of cash compensation and options.

     5.   STOCK OPTIONS.

     All then unvested stock options granted to you as an employee of the Company will vest on December 31, 2003, and will be exercisable until December 31, 2006, except to the extent that options have expired by their terms before that date.

     6.   BENEFITS.

     To the maximum extent possible, the Company will continue your participation in all of its health benefits until the later of (a) December 31, 2006 or (b) until you are no longer a member of the Board. Thereafter, assuming that COBRA benefit legislation (or its equivalent) then exists in its present form, you will be eligible for COBRA benefits (or benefits provided under equivalent legislation).

     7.   CONTINUATION AS CHAIRMAN AND/OR DIRECTOR.

     The Board believes that it is in the best interest of the Company for you to continue to serve as Chairman and a Director through December 31, 2003 ("year end"). You agree to continue to serve in those capacities through year end. Although you have tendered your resignations as of year end, you also agree to consider serving as Chairman (and a Director) after that date if requested to do so by the Board.

     8.   NON-COMPETE.

     You agree that, during the period of your employment by the Company as CEO, you will not, without the Company's express written consent, engage in any employment or business activity other than for the Company. In view of the unique nature of the business of the Company and the need of the Company to maintain its competitive advantage in the industry, you agree that for a period of three (3) years after the termination of your tenure as CEO of the Company for any reason whatsoever, you shall not directly or indirectly, within the United States of America or its territories or possessions or within any other part of the world (i) engage in, (ii) own an interest in (except that you may own less than 5% of publicly traded companies) (iii) be employed by or consult for or act as an advisor to any person or entity which engages in or (iv) otherwise participate in any way in, any activity which competes with the Business (as

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defined below). During the term of your tenure as CEO of the Company and for a period of three (3) years thereafter, you shall not solicit or arrange to have any other person or entity solicit any person or entity engaged by the Company as an employee, customer, supplier, or consultant or advisor to the Company to terminate such party's relationship with the Company. The time periods provided for in this Section 8 shall be extended for a period of time equal to any period of time in which you shall be in violation of any provision of this Section 8. For purposes of this Section 8 the term "Business" shall mean: (i) the current business of the Company, defined as the research, development, manufacture, use, patenting, promotion, distribution, sale and license of treatments, in-vitro diagnosis and therapies related to microbial diseases, and (ii) any other business or businesses conducted by the Company at any time during your tenure as an employee of the Company.

     The Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. You waive the claim or defense that the Company has an adequate remedy at law. You shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists.

     9.   GENERAL RELEASE.

     Any obligation of Cubist to provide you the Special Recognition Award or other benefits under this Agreement after the termination of your employment is expressly conditioned upon your signing and delivering to the Company by December 26, 2003 (and not revoking during any applicable revocation period) a general release of claims in the form attached as EXHIBIT B.

     10.  JURISDICTION AND VENUE; WAIVER OF JURY TRIAL; GOVERNING LAW.

     This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in Middlesex County, Massachusetts, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. EACH PARTY HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES WITH RESPECT TO THIS AGREEMENT.

     This Agreement will be publicly filed with the Company's Exchange Act filings. The Board has adopted a resolution authorizing and instructing me to execute this Agreement on behalf of Cubist. If the terms herein are acceptable to you, please execute both originals, keep one for your records, and return one to me.

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     Thank you for your continued commitment to Cubist. I look forward to working with you in your new role as Chairman.


                                     Very truly yours,


                                     /s/ Michael W. Bonney
                                     -----------------------------------
                                     Michael W. Bonney
                                     President & COO


ACCEPTED AND AGREED


By: /s/ Scott M. Rocklage
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   Scott M. Rocklage, Ph.D.